Exhibit 99.1

19 April 2024

Board of Directors

Kuber Resources Corp

Re: Resignation of Edwin Lun from Kuber Resources Corp (the “Company”)

Dear Board of Directors:

Please be advised that I, Michael Woo Chi Wai do hereby resign as a Company Director. This resignation is effective immediately.

My resignation is not due to any disagreement on any matters relating to the operations, policies, or practices of the Company, and I wish the Company and Board well.

Yours truly,

Michael Woo Chi Wai